EXHIBIT 10.1

                                    AMENDMENT

This Amendment to the June 1, 1997 Administrative Services Agreement ("Agreement") between Lovelace Health Systems, Inc. ("Plan") and Managed Care Solutions, Inc., a Delaware corporation authorized as a New Mexico general business corporation ("MCS") is entered into and is effective as of June 1, 1998.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1. Section 2.2.3, CLAIM PROCESSING AND PAYMENT, is amended to add the following sentence between the existing first and second sentences:

            "MCS shall further comply with Plan's "Standards for Delegation of Payment Administration Activities", attached hereto as Exhibit C."

2.    Section 2.2.4 is amended by adding the following at the end thereof:

            "Plan will maintain an adequate balance at all times in the bank account established for use by MCS for payment of claims and MCS' administrative fees. Failure to maintain an adequate balance, and any penalties incurred as a result, will be the sole responsibility of the Plan; provided, however, the parties will not consider it a failure by Plan to maintain an adequate balance if MCS negligently overpays claims or commits any other negligent action or inaction."

3. Section 2.2.6 is amended by adding a new subsection 2.2.6.7 to read as follows:

            "2.2.6.7. It is acknowledged that the Plan has an established process for subrogation tracking and recovery. MCS will cooperate in the development of a subrogation tracking and recovery program. The program will require MCS to provide certain information to the Plan for the purposes of tracking and recovering subrogated claims."

4.    Section 2.2.7 is deleted in its entirety and replaced with the following:

            "CASE MANAGEMENT. Plan shall be responsible for performing or sub-contracting for all case management services. Case management services shall encompass inpatient and outpatient case management services as defined by HSD's case management benefit as set forth in the contract between HSD and Plan."

5.    Section 2.2.10 is deleted in its entirety and replaced with the following:

            "UTILIZATION MANAGEMENT. MCS will submit a Utilization Management program ("UM Program") annually to the Health Plan Operations Workgroup ("HPOW") for review and approval. The UM Program shall comply with Plan's contract with HSD (including HSD's independent external quality review organization requirements), NCQA standards and Plan's "Standards for Delegation of Utilization Management Activities", attached hereto as Exhibit D. MCS shall maintain any license required in connection with its UM Program activities, and its UM Program shall comply with applicable law. MCS shall maintain the UM Program under the supervision of Lovelace's designated Medical Director."

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6.    The fourth sentence of Section 2.2.12.2,  INFORMATION  SYSTEMS, is revised to read as follows:

            "MCS has selected to use Managed Care One in fulfilling its duties under this Agreement and may elect at any time in its sole discretion to use a different information system; provided however, that no disruption of Plan Program functions, increase in Plan Program cost or reduction in Plan Program capability will result from such decision."

7.    Section 2.2.16 is deleted in its entirety and replaced with the following:

            "COMPLAINT RESOLUTION PROCEDURE. MCS shall maintain a complaint resolution procedure to process Member and Provider complaints that shall comply with applicable law, Plan's contract with HSD (including HSD's independent external quality review organization), NCQA standards and, with respect to Member complaints, Plan's
            "Standards for Delegation of Member Rights and Responsibilities Function", attached hereto as Exhibit E."

8. The first sentence of Section 2.2.17.1, PROFESSIONAL LIABILITY INSURANCE, is deleted and replaced with the following:

            "During the term of this Agreement, Plan shall maintain, at its sole expense, a policy of HMO-type professional liability insurance with coverage limits in the minimum amount of $1,000,000 per incident and $3,000,000 in the annual aggregate or such greater amounts as may be required by applicable state or federal law."

9.    A new Section 2.2.18 is added which provides in full as follows:

            "MCS shall be responsible for administering programs for Early and Periodic Screening, Diagnosis and Testing ("EPSDT") and Maternal and Child Health (MCH) as defined by MCS and Plan."

10. Section 3.2. and subsections 3.3.1 through 3.3.14 are deleted and replaced in their entirety as follows:

                  "3.2  OPERATIONAL  PHASE-MANAGEMENT  FEE. Plan shall pay MCS a management fee for services performed under this Agreement in the amount and according to the schedules listed in Exhibit A as amended. MCS shall submit to plan on a monthly basis a statement showing the estimated management fee determined in accordance with
            Exhibit A as amended. In return for receiving the management fee, MCS shall be responsible for all costs associated with administration of the Plan, except for the following expenses, which shall be the responsibility of the Plan:

                  3.2.1  Covered  services;  3.2.2  Legal  services of the Plan;
                  3.2.3  Actuarial services of the Plan;
                  3.2.4  All insurance and  re-insurance  premiums for the Plan;
                  3.2.5 Expenses relating to the corporate existence of the Plan;
                  3.2.6 Any audit and tax services related to the operations of the Plan;
                  3.2.7 Advertising and marketing related expenses of the Plan;
                  3.2.8 Any income, property, premium or other taxes of the Plan and any assessments or license fees of the Plan;
                  3.2.9 Other expenses clearly related to the business of the Plan as an independent corporate entity or expenses incurred by Lovelace Health Systems which relate to the SALUD! program and are principally incurred for the oversight of the Plan;

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

                  3.2.10 Any  costs    associated    with   health    assessment
                         administration, health education and plan promotion, administration of all case management benefits as defined by HSD, administration of all quality assurance and quality management functions as they relate to NCQA, JCAHO or HSD (including HSD's independent external quality review organization) quality requirements, credentialing, marketing, and Plan compliance (including government relations, audit and advocacy groups). Said costs relate to the Plan and its staff and include, but are not limited to, capitalized and non-capitalized computer equipment, office equipment, furniture, software, office supplies, office space for Plan staff, printing, copying, postage (associated with quality management and case management), contracted labor (including clerical, word processing, and secretarial services), legal fees, sub-contracted professional fees, wages (including overtime wages), employee benefits, telephone line leases, telephone, utilities, licenses, seminars and all travel expenses for Lovelace Health System employees, taxes, fees and all other expenses incurred;
                  3.2.11 Costs associated with  Medical  Director(s), including, but not limited to, salaries and benefits;
                  3.2.12 Prescription benefit claims processing and payment."

11.   A new Section 3.3 is added which provides in full as follows:

                  "3.3 HOLD HARMLESS.  The payment rates  specified in Exhibit A shall be payment in full for all services provided under this Agreement. MCS agrees that in no event, including but not limited to nonpayment by Plan, insolvency of Plan or breach of this Agreement, shall MCS bill, charge, collect a deposit from, seek compensation, remuneration, or reimbursement from or have any recourse against a Member, HSD or persons other than Plan for services provided pursuant to this Agreement. This hold harmless provision shall survive termination of this Agreement with respect to services performed by MCS prior to termination of this Agreement."

12.   Section 4.1 is deleted in its entirety and replaced with the following:

                  "4.1 TERM.  This Agreement  shall be effective on the date set forth on the first page above and shall be effective during the period necessary to complete the Plan's pre-operational activities and shall then be in full force and effect through the first twenty four (24) months of the Program. This Agreement shall automatically renew for an additional consecutive twenty-four (24) month period only if:

                        (i) the Plan, Lovelace Delivery System if it is an insurer under applicable state law or any affiliate of CIGNA Health Care and HSD mutually agree to extend the terms of their SALUD! Medicaid Managed Care Services Agreement for any additional term; and

                        (ii) MCS has  achieved 90% overall  compliance  with the
                  performance standards as described in Exhibit B hereto for the period October 1, 1998 through June 30, 1999. MCS shall provide Plan with monthly reports in a format acceptable to Plan reflecting its level of compliance with each of the seven standards outlined in Exhibit B."

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13.   A new section 4.2.5 is added which provides in full as follows:

                  "4.2.5  Material  violation by either party of applicable HSD,
            State or Federal requirements, as determined by the applicable regulatory authority."

14.   The first sentence of section 4.3.6 is revised to read as follows:

            "The  parties   acknowledge  that  following   termination  of  this
            Agreement, MCS shall provide no services to Plan other than as described in Sections 4.3.2 and 4.3.3, above."

15.   A new section 4.3.7 is added which provides in full as follows:

                  "4.3.7  Notwithstanding  anything else contained herein to the contrary, the Plan shall not be required to purchase, take possession, reimburse, pay, assume or be financially responsible in any way as described in Sections 4.3.1 and 4.3.4 under the following circumstances:

                  (i)   The normal full term of this initial Agreement expires;
                  (ii) The Agreement is terminated by written mutual consent of both parties pursuant to Section 4.2.1;
                  (iii) The Agreement is terminated by Plan for material  breach by MCS as described in Section 4.2.2; or
                  (iv)  The Agreement is terminated  pursuant to either  Section
                        4.2.3 or 4.2.4.

            In addition, MCS shall provide Plan on a quarterly basis with a listing of fixed assets, leasehold improvements and program related capitalized expenses at book value as described in Sections 4.3.1 and 4.3.4."

16.   A new Section 4.3.8 is added which provides as follows:

                  "4.3.8  Notwithstanding  anything else contained herein to the contrary,  in the event this  Agreement  is  terminated  because MCS fails to achieve 90% overall compliance with the performance standards as described in Section 4.1(ii) and Exhibit B, the Plan shall only be required to (i) purchase the leasehold improvements acquired and used by MCS to administer the Plan at a price determined in accordance with Section 4.3.1 and (ii) assume and/or be fully financially responsible for any lease of office space being utilized for Plan operations. Accordingly, except as described in the preceding sentence, the Plan shall not be required to purchase, take possession, reimburse, pay, assume or be financially responsible in any way as described in Sections 4.3.1 and 4.3.4 for termination of this Agreement under such circumstances."

17.   Section 5.1 is deleted in its entirety and replaced with the following:

                  "5.1  CONFIDENTIALITY.    MCS   agrees   to   safeguard    the
            confidentiality of all data pertaining to this Agreement, Covered Services rendered to Members and Member information in accordance with HSD requirements and State and Federal law."

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

18.   Section 5.11 is amended to add at the end the following two sentences:

            "MCS shall further provide authorized representatives of HSD with reasonable access to facilities and records pertaining to the Plan for financial and medical audit purposes. MCS shall release to Plan any information pertaining to the Plan necessary for Plan to perform any of its obligations under its agreement with HSD."

19. Article V is amended by adding a new Section 5.14 thereto to read as follows:

                  "5.14  LONG TERM CARE PROGRAM.

                        5.14.1 If MCS obtains a Health Maintenance  Organization
                  ("HMO") license in New Mexico in order to qualify to submit a proposal to participate in a Long Term Care (LTC) program established and authorized by the State of New Mexico, the
                  Plan would agree (unless constrained from doing so by applicable law) not to submit a bid to participate in the LTC program without MCS's consent. Upon request by the Plan, MCS will include, as part of its LTC provider network components of the Plan's provider network as requested by the Plan, and will compensate the Plan network for such services at no less than the prevailing Medicaid reimbursement rates or other reimbursement rates that MCS negotiates with the Plan.

                        5.14.2 If MCS decides  not to apply for an HMO  license,
                  then MCS will have the right to assist the Plan in the preparation of a bid for an LTC contract with the State and to provide administrative services to the Plan in connection with such contract; provided, however, that the Plan shall have sole authority to determine whether to submit a bid for an LTC contract and to determine all details concerning such bid. If the Plan is awarded the bid, the Plan shall compensate MCS for such administrative services on a capitated basis and will contract with MCS to share risk for medical expenses. LHS shall allow MCS the power and authority to control medical expenses in its capacity as administrative agent. The parties shall negotiate the extent to which MCS shall assume such financial risk.

                        5.14.3 MCS will in either  case meet the all  applicable
                  capital, reserve and net work requirements. Should the State of New Mexico decide to utilize a contract to administer an LTC program, MCS may, except as otherwise provided above, participate directly with the State independently of the Plan. Notwithstanding anything else contained herein to the contrary, the terms and provisions of this Section 5.14 shall survive the date of termination of this contract for a period of two years."

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

20. Exhibit A to the Agreement is deleted in its entirety and replaced with the following:

                           MCS MANAGEMENT FEE SCHEDULE

                        Period                  PMPM Management Fee

                  6/1/98 through 6/30/99            $[        ]*+
                  7/1/99 through 6/30/00            $[        ]**+
                  7/1/00 through 6/30/01            $[        ]**+

             * If the Agreement is terminated by Plan prior to 1/1/99 for any reason other than a material breach of contract by MCS or HSD request, Plan will make a retroactive payment to MCS of an amount equal to the difference between this rate and rate which would have applied under Exhibit A to the original Agreement prior to execution of this Amendment for the period from the Effective Date of this Amendment through the termination date.

            ** The rate structure for the period 7/1/99 through 6/30/01 is applicable only if the Agreement is renewed for any period as described in Section 4.1, as amended.

Except as modified above, the terms and conditions of the Agreement remain in full force and effect.



LOVELACE HEALTH SYSTEMS, INC.       MANAGED CARE SOLUTIONS, INC.


By    /s/ Martin Hickey, M.D.             By    /s/ Richard M. Jelinek
      --------------------------------          -------------------------------
      Signature of Authorized Agent             Signature of Authorized Agent


      Martin Hickey, M.D.                       Richard M. Jelinek
      --------------------------------          -------------------------------
      Typed or Printed Name                     Typed or Printed Name


Its   Chief Executive Officer             Its:  Senior Vice President
      --------------------------------          -------------------------------


Title Chief Executive Officer             Title Senior Vice President
      --------------------------------          -------------------------------

Date: 12/24/98                            Date: 12/29/98
      --------------------------------          -------------------------------

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  +Confidential treatment requested